Exhibit 3.3

Amended and Restated Articles of Incorporation

of

GEX Management, Inc.

I, Carl Dorvil, CEO of GEX Management, Inc., acting in his capacity as CEO of the corporation under authority from the Board of Directors and Shareholders, do hereby adopt the following Articles of Incorporation:

ARTICLE I:	The name of this corporation is GEX Management, Inc.

ARTICLE II:	The period of its duration is perpetual.

ARTICLE III:	Its registered office in the State of Texas is to be located at 12001 N Central Expressway, Suite 825 Dallas, Texas 75243.

ARTICLE IV:	The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do and in any part of the world:

"The purpose for which the Company is organized is to engage in any lawful business allowed to be conducted by a Corporation under the Act, that is not forbidden by the Law of the Jurisdiction in which the Company engages in that business."

ARTICLE V:	The amount of the total authorized capital stock of this corporation:

Common Stock: The amount of the total authorized capital stock of this corporation is Two Hundred Million (200,000,000) shares with a par value of $0.001 each, amounting to Two Hundred Thousand Dollars ($200,000.00).

Preferred Stock: The amount of the total authorized capital stock of this corporation is Twenty Million (20,000,000) shares with a par value of $0.001 each, amounting to Twenty Thousand Dollars ($20,000.00), with the Board of Directors having authority to attach such terms as they deem fit at the time of issuance.

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ARTICLE VI:	The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VII:	The name of the incorporator is as follows:

Jim Hitzelberger
1919 S. Shiloh Road, Suite 650
Garland, Texas 75042

ARTICLE VIII:	The powers of the incorporator are to terminate upon filing of the articles of incorporation, and the name and mailing address of persons who is to serve as director until the first annual meeting of stockholders or until the successors are elected and qualify is as follows:

Jim Hitzelberger
1919 S. Shiloh Road, Suite 650
Garland, Texas 75042

ARTICLE IX:	Elimination or Limitation of Liability of Directors
No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director: provided, however, that nothing contained herein shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for any act or omission occurring prior to their directorship.

ARTICLE X:	Indemnification of Directors and Officers
The corporation shall indemnify the directors and officers of the corporation, and of any subsidiary of the corporation, to the full extent provided by the laws of the State of Texas. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may advance expenses of such nature on any other terms and/or in any other manner authorized by law.

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ARTICLE XI:	Amendment of Bylaws
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation.

I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Texas, do make, file and record these Articles and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

Dated this 21st day of April, 2016.

/s/ Carl Dorvil
Carl Dorvil, CEO

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